Ameren Corporation Severance Plan

for

Ameren Officers

Plan and Summary Plan Description

Effective January 1, 2018

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Introduction

The Ameren Corporation Severance Plan for Ameren Officers (herein referred to as the “Plan”) is sponsored by Ameren Corporation and is offered to Officers of Ameren Corporation and its participating subsidiaries (referred to collectively as “Ameren”). A complete list of participating subsidiaries may be obtained, and is available for examination, by Officers upon written request to the Plan Administrator.

Purpose

The purpose of the Plan is to provide severance pay and benefits to Officers of Ameren who are terminated under circumstances specified below. It is intended to be an employee welfare benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended (ERISA).

Effective Date

The Plan is effective January 1, 2018 and shall continue as set forth herein unless or until amended, suspended or terminated by Ameren.

Definitions

Several words and phrases used to describe the Plan are capitalized whenever they are used in this summary. These words and phrases have special meanings as explained below.

Annual Base Salary means the annual rate of salary in effect at termination of employment with Ameren.

Cause means one or more of the following:

–	The Officer’s willful failure to substantially perform his or her duties with Ameren (other than any such failure resulting from the Officer’s Disability);

–	Gross negligence in the performance of the Officer’s duties which results in material financial harm to Ameren;

–	The Officer’s conviction of, or plea of guilty or nolo contendere, to any felony or any other crime involving the personal enrichment of the Officer at the expense of Ameren or shareholders of Ameren; or

–	The Officer’s willful engagement in conduct that is demonstrably and materially injurious to Ameren, monetarily, reputational or otherwise.

Disabled or Disability means a disability which qualifies the Officer for benefits under the Ameren Long-Term Disability Plan.

Eligible Termination means termination by Ameren without Cause, including but not limited to, a termination due to reduction in force; elimination of position; or change in strategic direction.

However, terminations, including but not limited to the following circumstances, are not Eligible Terminations:

–	Voluntary termination;

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–	Involuntary termination for Cause;

–	Disabled or placed on long-term Disability;

–	Leave of absence; or

–	Death; or

–	Refuses to accept an offered re-assignment or relocation.

Officer means Assistant Vice President and all higher level officer positions including Vice President, Senior Vice President, Executive Vice President, President and CEO.

Eligibility

To receive severance pay and benefits under the Plan, an individual must be an Officer at the time of the Eligible Termination.

Severance Pay and Benefits

Subject to the terms and conditions of this Plan, an Officer shall be eligible for the following severance pay and benefits if the Officer experiences an Eligible Termination and complies with all other requirements for receipt of the severance pay and benefits. Notwithstanding the foregoing, all severance agreements that were maintained through the Company remain in effect as part of the Plan. As a result, if an Officer is eligible for severance pay and benefits under another severance agreement, plan or policy, including but not limited to the Second Amended and Restated Change of Control Severance Plan, and such amount is greater than the amount outlined in this Plan, he or she shall be entitled to the greater amount and will not be entitled to any payouts under this Plan.

Severance Pay

Position at Termination	Severance Pay

CEO or Executive Leadership Team	1 x Annual Base Salary plus an amount equal to the EIP Target Incentive Award

All other Officers	1 x Annual Base Salary

For CEO and ELT, the Target Incentive Award shall be the target annual cash incentive award that an officer is eligible to earn pursuant to Ameren’s Executive Incentive Plan or any successor to such plan (“EIP”) for the year in which he or she experiences an Eligible Termination.

In addition, all Officers (including CEO and ELT) who participate in the Ameren Executive Incentive Plan for Officers shall receive the annual cash incentive award payable based on actual performance pursuant to the EIP, prorated for the number of days worked in the calendar year in which the termination occurred, and subject to the individual performance modifier under the EIP, assuming the Officer signed and returned the approved general release and waiver within the appropriate deadlines and without timely revocation. Such amount shall be paid notwithstanding any contrary term of the EIP.

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Severance payments shall be subject to all applicable federal and state tax withholding, including FICA, and any other requirements of law. Payments made under this Plan are not considered to be eligible earnings for pension or 401K purposes. Severance payments hereunder shall be in addition to any pay for accrued but unused vacation or personal days to which a terminated Officer may be entitled. Any amounts payable under the Plan shall be offset by any amount owed by the Officer to Ameren.

Severance payments provided hereunder are the maximum benefits that Ameren will pay. To the extent that any federal, state or local law, including, without limitation, any laws that require Ameren to give advance notice or make a payment of any kind to an Officer because of that Officer’s involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, change of control, or any other event or reason, the benefits provided under this Plan shall either be reduced or eliminated by the amount Ameren is required to pay under such law. The benefits provided under this Plan are intended to satisfy any and all statutory obligations that may arise out of an Officer’s involuntary termination for the reasons set forth in this paragraph, and the Plan Administrator shall so construe and implement the terms of the Plan.

Medical Continuation

Continuation of medical benefits for up to 18 months for all Officers is provided under the regular COBRA provisions of the Ameren Group Medical Plan. If the Officer elects COBRA continuation coverage, the Plan will provide a COBRA subsidy benefit for up to the first 12 months of COBRA coverage equal to 100% of the applicable COBRA cost. No COBRA subsidy is available under the Plan beyond the first 12 months of COBRA continuation coverage for such Officers.

Outplacement Assistance

Officers will receive up to $25,000 in outplacement career transition services for 12 months upon an Eligible Termination. The Officer will not be entitled to cash in lieu of these services.

Payment of Benefits

Except as provided above, severance pay and benefits provided hereunder shall be paid in a lump sum (or, with respect to Ameren’s portion of the COBRA cost, in installments when due under the Ameren Group Medical Plan), less any applicable withholding, as soon as administratively practical after the effective termination day (but, subject to any other provisions of the Plan, no later than 60 days after such date); provided, however, that no payments shall be made before such date as the release described in “Requirements of Effective Release” below has become effective and any revocation period has expired.

Notwithstanding anything in the Plan to the contrary, the Plan is intended to comply with the short-term deferral exemption from Internal Revenue Code Section 409A, or, to the extent it is not exempt, to comply with the requirements of Code Section 409A. The Plan will be administered and interpreted consistent with that intent. Without limiting the generality of the foregoing, in the event that payments under the Plan are subject to Section 409A, no payment to a specified employee as defined in Section 409A shall be made until the first day of the seventh month after the month in which he incurs a separation from service (or if earlier the date of his death). The Company makes no representation or covenants that the Plan will comply with Internal Revenue Code Section 409A.

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Requirements of Effective Release

In addition to the requirements described above, it shall be a condition of eligibility for the severance pay and benefits provided hereunder that the Officer shall have signed a release in a form acceptable to Ameren and such release shall have become effective in accordance with its terms. If the Officer does not sign and not revoke any such release during the period of consideration, any offer of severance pay and benefits under the Plan shall be null and void. As a further condition of eligibility for the severance pay and benefits provided hereunder, such release may also include a requirement to comply with certain restrictive covenants to the extent applicable to an Officer’s position. The failure or refusal of an Officer to sign such a release during the period for consideration or the revocation of such release, to the extent permitted by its terms, shall disqualify the Officer from receiving severance payments hereunder. If an Officer files a lawsuit, charge, complaint or other claim asserting any claim or demand within the scope of the release, whether or not such claim is valid, Ameren shall retain all rights and benefits of the release and in addition, shall be entitled to cancel any and all future obligations of Ameren under the release and recoup the value of all payments and benefits paid hereunder, together with Ameren’s costs and attorney’s fees.

At-Will Employment

An Officer covered by the Plan is an at-will employee of Ameren whose employment may be terminated by Ameren at any time for any reason whatsoever, with or without prior notice. The Plan does not, and will not, confer upon an Officer any right to continuation of employment by Ameren nor will this Plan interfere in any way with Ameren’s right to terminate the Officer’s employment at any time.

General Plan Information

Plan Name

The Ameren Corporation Severance Plan for Ameren Officers, a component part of the Ameren Miscellaneous Healthcare and Fringe Benefit Plan.

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Plan Administrator

The Administrative Committee is the Plan Administrator. The Plan Administrator shall have all powers necessary to determine, in his or her sole discretion, all questions concerning the administration of the Plan, including questions of eligibility and of the amount of any benefits payable hereunder. In addition, the Plan Administrator shall have full discretionary authority to interpret and apply the provisions of the Plan, including authority to correct any defects or omissions or to reconcile any inconsistencies herein, in such manner and to such an extent as he or she shall deem necessary or desirable to effectuate the Plan. The Plan Administrator may make such rules and regulations for the administration of the Plan as he or she deems necessary or desirable. Any determination by the Plan Administrator within the scope of his or her authority and any action taken thereon in good faith shall be conclusive and binding on all persons. Any questions concerning the administration of the Plan should be directed to:

Administrative Committee

c/o Ameren Services Company

Employee Benefits Department

1901 Chouteau Avenue

Mail Code 533

St. Louis, Missouri 63166-6149

Telephone: 877.7my.Ameren (877.769.2637), Option #4

The Plan shall be interpreted, governed and administered in accordance with the laws of the State of Missouri to the extent such laws are not preempted by ERISA.

Agent for Service of Legal Process

The General Counsel of Ameren Services Company is the agent for service of legal process. The agent can be contacted by writing to:

General Counsel

Ameren Services Company

1901 Chouteau Avenue

PO Box 66149

St. Louis, Missouri 63166-6149

Service of legal process also may be made upon the Plan Administrator.

Identification Numbers

The employer identification number assigned by the Internal Revenue Service for tax purposes to Ameren Corporation is 43-1723446, and the employer identification number assigned to Ameren Services Company is 43-1799279. The Plan identification number assigned by Ameren Corporation pursuant to governmental instruction is 503.

Plan Year/Fiscal Year

The Plan Year begins on January 1 and ends on December 31. Plan records are maintained on this basis.

Type of Plan

Severance

Funding

Benefits payable under the Plan shall be paid from the general funds of Ameren. No trust fund or other segregated fund shall be established for this purpose.

Amendment and Termination

This Plan may be amended, suspended, or terminated by the Committee, in its sole discretion. The Committee may take any such action with respect to a particular Officer or group of Officers; however, twelve month’ notice is required if the amount of potential severance pay and benefits is to be reduced. Severance pay and benefits for Eligible Terminations that occur before such Committee action shall not be impacted.

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Assignment or Alienation

No right or interest of any Officer in the Plan is assignable or transferable, either directly or by operation of law and no right or interest of any Officer in the Plan is liable for any obligation or liability of such Officer.

Rights Under ERISA

As a participant in the Ameren Corporation Severance Plan for Ameren Officers, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Plan participants shall be entitled to:

Receive Information About Your Plan and Benefits

–	Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the plan, and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor.

–	Obtain, upon written request to the Plan Administrator, copies of all documents governing the operation of the plan, and copies of the latest annual report (Form 5500 Series) and the updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

–	Receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this annual report summary.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called “fiduciaries”, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan Administrator and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court.

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If it should happen that Plan fiduciaries misuse the plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest Office of the Employee Benefits Security Administration, U.S. Department of Labor listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Claims Procedure

The Administrative Committee has the responsibility to make determinations as to the rights of any Officer to benefits under the Plan. If you believe that you are being denied a benefit to which you are entitled, you or your authorized representative may file a claim for that benefit with the Administrative Committee. The request must be addressed to:

Administrative Committee

Employee Benefits Department

1901 Chouteau Avenue, Mail Code 533

P.O. Box 66149

St. Louis, MO 63166-6149

You will be provided with a written decision within a reasonable period of time after receipt of your claim, ordinarily not more than 90 days. However, the Administrative Committee may extend the period for an additional 90 days due to special circumstances, in which case you will be advised in writing during the initial 90-day period of the special circumstances requiring an extension and the date by which the Administrative Committee expects to render its decision. If your claim is denied in whole or in part, you will receive a written opinion setting forth the specific reasons for the denial, references to the specific Plan provisions on which the denial is based, a description of any additional material or information necessary to perfect the claim and an explanation as to why that material or information is necessary and a description of the Plan’s review procedures and the time limits for review, including a statement of your right to bring a civil action under Section 502(a) of ERISA following an adverse determination on review.

You have the right to request that the Administrative Committee review the denial of your claim for benefits. The request for review must be made within 60 days after your receipt of a denial of benefits, or else your right to challenge the decision will be lost. Within a reasonable period of time after receipt of your request for review, ordinarily not more than 60 days, the Administrative Committee will review and decide the case and render a detailed written opinion. This period may, under special circumstances, be extended for up to an additional 60 days, in which case you will be notified of the

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special circumstances requiring such extension and the date by which the Administrative Committee expects to render its opinion. You or your authorized representative will have the opportunity to review relevant documents and submit comments, documents, records and other information relating to your claim. The Administrative Committee’ decision on your claim is final and binding and you will receive a copy of that decision. If the decision is adverse, it will set forth the specific reasons for the denial, references to the specific Plan provisions on which the denial is based, a statement that you are entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to your claim and a statement of your right to bring a civil action under Section 502(a) of ERISA. The Administrative Committee has the discretionary authority to make decisions regarding eligibility for and the amount of benefits under the Plan, and such decisions will not be reviewed unless found to be arbitrary or capricious by a court of competent review.

If you have any questions about the Ameren Corporation Severance Plan, you are invited to write, visit, or call the Ameren Services Employee Benefits Department in Room S-129 of the Company’s General Office Building, St. Louis, Missouri.

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